UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2012

PACIRA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35060	51-0619477
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5 Sylvan Way, Suite 100, Parsippany, New Jersey 07054

(Address of principal executive offices) (Zip Code)

(973) 254-3560

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On May 17, 2012, Pacira Pharmaceuticals, Inc., a California corporation (“PPI-CA”) and wholly owned subsidiary Pacira Pharmaceuticals, Inc., a Delaware corporation (the “Registrant” and together with PPI-CA, the “Company”) entered into a construction management agreement (the “Agreement”) with DPR Construction, a General Partnership (“DPR”).  Under the terms of the Agreement, DPR is responsible for the management of the renovation of the Company’s existing manufacturing facility in San Diego, California.  The manufacturing facility is being renovated to allow the Company to expand the current manufacturing capacity and meet anticipated future market demand for EXPAREL.  Pursuant to the Agreement, the Contract Sum (the cost of the work plus the contractor fee) will not exceed approximately $7.7 million, provided that such amount is subject to change based on agreed-upon changes to the scope of work.

In addition, DPR must pay liquidated damages to PPI-CA if the construction is not substantially completed by October 4, 2012, provided that such date may be adjusted based on agreed-upon changes to the scope of work.  DPR previously managed the construction of the Company’s existing manufacturing facility in San Diego, California.  Otherwise, DPR has no material relationship with the Company or any of its affiliates.

The Company intends to fund the construction costs for this project from working capital.

The Company expects to file the Agreement as an exhibit to its Quarterly Report on Form 10-Q for the period ending June 30, 2012, and intends to seek confidential treatment for certain terms and provisions of the Agreement. The foregoing description is qualified in its entirety by reference to the text of the Agreement when filed.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacira Pharmaceuticals, Inc.

Date: May 18, 2012	By:	/s/ James Scibetta
James Scibetta
Chief Financial Officer